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                                                                    EXHIBIT 99.1
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Saf T Lok Announces Termination of Exclusive Distributor Agreement with United
                Safety Action and Grand Opening of Yahoo! Store

May 27, 1999, West Palm Beach - Saf T Lok Incorporated, manufacturer of combination safety locks for handguns, announced today the termination of their agreement with United Safety Action, Inc. The Company entered into a "Non-Exclusive Distribution and Pricing Agreement" with United Safety Action, Inc. in the first quarter of 1998 giving USA exclusive rights to the consumer market while the Company directed its marketing efforts to law enforcement and federal agencies. As part of the same agreement, the Company set aside 1,000,000 warrants to be issued to USA once they initiated a $5 million advertising campaign.

It became apparent that USA was not going to fulfill their part of the agreement when they were not able to pay for shipments of locks provided by Saf T Lok. In addition, the national advertising campaign never took place. To bring the termination of this contract to an end, the Saf T Lok agreed that upon the exercise 500,000 $3 warrants owned by the backers of United Safety Action, Inc., Saf T Lok Inc. would buy back 2 million $5 warrants at .25 cents or $500,000. The end result being that Saf T Lok received funds from the exercise of the 500,000 warrants ($1.5 million) and paid $500,000 for the 2 million $5 warrants and cancelled the agreement with United Safety Action, returning to the Company a total of 3 million shares. Releases have been signed by all party's and Saf T Lok can now address the retail market.

In response to the overload of requests the company has received from the retail market, it has opened a Saf T Lok Gun Lock store with the on-line provider Yahoo! The company's combination gun locks, which have been featured recently on ABC World News Tonight, NBC Nightly News, CBS Evening News and CNN Magazine, will now be available to the consumer on-line at http://www.saf-t-lok.com/ or http://st7.yahoo.com/saf-t-lok/.

Unlike trigger locks, which require guns to be unloaded, the Saf T Lok(R) gun locks attach to the grip or magazine of a handgun and block the weapon internally so it cannot be fired, even if it is loaded and the trigger pulled. Only someone who knows the combination can use the gun or remove the lock.

Except for historical information, this press release contains forward-looking statements concerning, among other things, future plans and operating results. Such statements are based on the Company's current plans and expectations. Actual results could differ materially based upon a number of factors, including but not limited to increase competition, dependence upon key personnel, market acceptance of the Company's products and other factors described in the Company's periodic reports filed with the Securities and Exchange Commission.